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Exhibit 4.1

Execution Copy

SUPPLEMENTAL INDENTURE

        SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of October 10, 2002, by and between Holley Performance Products Inc., a Delaware corporation (the "Company"), and State Street Bank and Trust Company, a Massachusetts trust company, as trustee under the Indenture referred to below (the "Trustee").

WITNESSETH

        WHEREAS, the Company has executed and delivered to the Trustee an Indenture (the "Indenture"), dated as of September 20, 1999, providing for the issuance of an aggregate principal amount of up to $250.0 million of debt securities;

        WHEREAS, the Company has issued $150.0 million of 12 1/4% Senior Notes due 2007, Series B (the "Notes") under the Indenture;

        WHEREAS, the Company desires to amend Section 4.09(b)(2) of the Indenture, pursuant to this Supplemental Indenture, to eliminate the formula limit on indebtedness permitted to be incurred under the existing Credit Facility and substitute therefor a specific dollar limit in the aggregate principal amount of $45.0 million, subject to reduction by the amount of Indebtedness, if any, outstanding pursuant to Section 4.09(b)(14) of the Indenture;

        WHEREAS, Section 9.02 if the Indenture provides that with the consent of Holders of at least a majority in principal amount of the Notes then outstanding (the "Requisite Consents"), the Company and the Trustee may enter into a supplemental indenture for the purpose of amending or supplementing certain provisions of the Indenture;

        WHEREAS, the Requisite Consents have been provided;

        WHEREAS, pursuant to Section 9.06 of the Indenture, the Company and the Trustee desire to execute and deliver this Supplemental Indenture; and

        WHEREAS, the Company directs the Trustee to enter into the Supplemental Indenture.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

        1.    Capitalized Terms.    Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

        2.    Amendment to the Indenture.    Subject to Section 3 hereof, Section 4.09 of the Indenture is hereby amended to read in its entirety as follows:

          "Section 4.09. Incurrence of Indebtedness and Issuance of Preferred Stock.

          (a)  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided that the Company and any Guarantor may incur Indebtedness (including Acquired Debt), and the Company may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

          (b)  So long as no Default shall have occurred and be continuing or would be caused thereby, clause (a) of this Section 4.09 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

            (1)  the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes, and the Subsidiary Guarantees thereof, not to exceed $150.0 million at any one time outstanding;

            (2)  the incurrence by the Company or any Restricted Subsidiaries of Indebtedness under the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $45.0 million, less the amount of Indebtedness, if any, outstanding pursuant to clause (14) below;

            (3)  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness incurred pursuant to an Acquisition Facility under the Credit Facility in an aggregate principal amount not to exceed $30.0 million (reduced by any permanent repayments or prepayments with the proceeds of Asset Sales actually made thereunder);

            (4)  other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions therein;

            (5)  the incurrence by the Company or any of its Restricted Subsidiaries of the Indebtedness represented by Capital Lease Obligations incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment or Purchase Money Indebtedness, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

            (6)  the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted to be incurred under clause (a) of this Section 4.09 or clause (1) (without limitation as to principal amount outstanding), (4) or (5) of this paragraph;

            (7)  the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided that:

              (a)  if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

              (b)(i)  any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

            (8)  the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations;

            (9)  the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this Section 4.09;

            (10) the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $10.0 million at any one time outstanding;

            (11) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued;

            (12) the incurrence by the Company of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence;

            (13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business; and

            (14) the incurrence by Foreign Restricted Subsidiaries of Indebtedness in an aggregate principal amount at any one time outstanding not to exceed the greater of $5.0 million or the sum of (a) 85% of the net book value of accounts receivable of the Foreign Restricted Subsidiaries and (b) 55% of the net book value of the inventory of the Foreign Restricted Subsidiaries.

          For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to clause (a) of this Section 4.09, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant.

          (c)  The Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of the Company unless such Indebtedness is equally subordinate or junior in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any other Indebtedness of such Guarantor unless such Indebtedness is equally subordinate or junior in right of payment to such Guarantor's Subsidiary Guarantee."

        3.    Indenture.    Except as amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect.

        4.    New York Law to Govern.    THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

        5.    Counterparts.    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

        6.    Effect of Headings.    The Section headings herein are for convenience only and shall not affect the construction hereof.

        7.    The Trustee.    The Trustee shall not be responsible in any manner whatsoever or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

        8.    Effectiveness.    This Supplemental Indenture shall become effective as of the date first written above.

        9.    Successors and Assigns.    All agreements of the Company in this Supplemental Indenture and the Notes shall bind their successors and all agreements of the Trustee in this Supplemental Indenture shall bind its successors.

        [Signatures on the following page]

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  Exhibit 4.1